Exhibit (99)

FOR IMMEDIATE RELEASE

TARGET SHAREHOLDERS APPROVE DECLASSIFICATION OF BOARD

Target also announces results of all proposals at

2010 Annual Meeting of Shareholders

 MINNEAPOLIS, June 10, 2010 – Target Corporation (NYSE:TGT) announced today that shareholders approved a proposal to declassify the Board of Directors. As a result, all candidates elected to the Board will now stand for one year terms. The new rules apply for directors elected at Target’s 2010 Annual Meeting of Shareholders and will be fully implemented for the 2011 Annual Meeting.

In addition, shareholders approved all other Board proposals presented at this year’s annual meeting.

“We’re pleased that our shareholders have supported all of our Board’s recommendations, including the proposal to declassify,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “This vote underscores the value of our ongoing efforts to engage with shareholders and demonstrates our long-standing commitment to strong corporate governance.”

The Carideo Group, the independent Inspector of Elections, has certified all voting results for Target’s 2010 Annual Meeting of Shareholders, held June 9. The final tabulation indicates that approximately 663 million shares were voted, representing 89.6 percent of outstanding shares. The final tabulation of votes for each proposal is as follows:

1.                                    Shareholders elected each of the four nominees for a one-year term by a majority of the votes cast:

Nominee	% For	% Against
Calvin Darden	95.2	4.8
Anne M. Mulcahy	85.3	14.7
Stephen W. Sanger	89.5	10.5
Gregg W. Steinhafel	97.0	3.0

2.                                    Shareholders ratified the appointment of Ernst & Young LLP as the Independent Registered Accounting Firm:

% of Shares Present & Entitled to Vote
For	84.2
Against	14.9
Abstain	0.9

3.                                    Shareholders approved an amendment to our Restated Articles of Incorporation relating to our Board of Directors, including to provide for annual election of directors:

% of Shares Outstanding
For	88.5
Against	0.5
Abstain	0.7

4.                                    Shareholders approved an amendment to our Restated Articles of Incorporation to eliminate supermajority voting requirements for certain business combinations:

% of Shares Outstanding
For	88.1
Against	0.8
Abstain	0.7

5.                                    Shareholders approved the amendment and restatement of our Restated Articles of Incorporation:

% of Shares Present & Entitled to Vote
For	98.6
Against	0.5
Abstain	0.9

6.                                    Shareholders did not approve a shareholder proposal regarding an annual advisory vote on executive compensation:

% of Shares Present & Entitled to Vote
For	49.4
Against	45.6
Abstain	4.9

About Target

Target Corporation's retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary credit card products. The company currently operates 1,740 Target stores in 49 states.

Contacts:	John Hulbert	Eric Hausman

(612) 761-6627

(612) 761-2054

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